Exhibit 99.1

CRAIG FULLALOVE TO SUCCEED JULIE CAMERON-DOE
AS CHIEF FINANCIAL OFFICER AT WYNN RESORTS

LAS VEGAS (January 9, 2026) – Wynn Resorts, Limited (NASDAQ: WYNN) ("Wynn Resorts") announced today that Craig Jeffrey Fullalove will succeed Julie Cameron-Doe as Chief Financial Officer of Wynn Resorts, Limited. Ms. Cameron-Doe has elected to retire in mid-2026 but will continue to serve as a consultant to the Company and as a Non-Executive Director of Wynn Macau, Limited. Mr. Fullalove is currently the Chief Financial Officer and Chief Administrative Officer of Wynn Resorts’ Macau operations, and its Hong Kong-listed entity, Wynn Macau, Limited.

Ms. Cameron-Doe has been the Chief Financial Officer of Wynn Resorts since April 2022. She helped to lead the Company’s expansion into Europe with the acquisition and successful integration of Wynn Mayfair, in London. She played a key role in Wynn Resorts’ expansion into the Middle East, including securing financing for the Company’s $5.1 billion Wynn Al Marjan Island, in Ras Al Khaimah, United Arab Emirates. In addition to her work at Wynn Resorts, she is a Non-Executive Director of the Western Union Company.

Craig S. Billings, CEO of Wynn Resorts, said, “Julie’s leadership has been invaluable to me and the Company. Her stewardship of the team working on the acquisition and integration of Wynn Mayfair in London secured us a footprint in Europe to support the launch of Wynn Al Marjan Island, for which she spearheaded the essential construction financing. Julie’s efforts on shareholder engagement allowed the Company to win all shareholder votes during her tenure, and she well-positioned the Company’s balance sheet through numerous capital market offerings.”

Craig Fullalove joined Wynn Macau in January 2020, where he oversees all finance matters for the Company, including corporate and operational finance areas, cage operations, procurement and contract services, risk management and compliance, sustainability, and strategic finance. Mr. Fullalove also leads business development, supporting the Company’s casino and non-casino marketing efforts in Macau. In addition, he oversees various administrative areas including Information Technology, Human Resources, and Corporate Investigations.

Before joining Wynn Resorts, Mr. Fullalove was the Senior Vice President and Chief Financial Officer for Asian Coast Development Limited (ACDL). Prior to joining ACDL, Mr. Fullalove worked with Deloitte & Touche for nine years in various roles within both audit and financial advisory. Mr. Fullalove has more than 22 years of international experience in finance, having worked previously in South Africa, the United Kingdom, Canada and Vietnam.

Mr. Fullalove is a qualified Chartered Accountant and holds a Bachelor of Commerce from the University of Cape Town.

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ABOUT WYNN RESORTS

Wynn Resorts, Limited, is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts (wynnresorts.com) owns and operates Wynn Las Vegas (wynnlasvegas.com), Wynn Mayfair in London (wynnmayfair.com), and operates Encore Boston Harbor (encorebostonharbor.com). It is the majority shareholder of Wynn Macau, Limited, which is listed on the HKSE (1128.HK), and includes Wynn Macau (wynnmacau.com) and Wynn Palace in Cotai (wynnpalace.com). The Company, along with its equity partners, is constructing an Integrated Resort in Ras Al Khaimah, United Arab Emirates, set to open in early 2027.

Wynn and Encore Las Vegas consist of two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites, and villas. The resort features 22 signature dining experiences, 10 bars, two award-winning spas, meeting and convention space, three shopping esplanades, as well as two showrooms, two nightclubs, a beach club, and Wynn Golf Club, an 18-hole championship golf course.
Encore Boston Harbor is a luxury resort destination featuring 671 hotel rooms and suites, an ultra-premium spa, fourteen dining and lounge venues, a nightclub, and a state-of-the-art ballroom and meeting spaces. Situated on the waterfront along the Mystic River in Everett, Massachusetts, the resort has a six-acre public park and Harborwalk.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,010 spacious rooms, meeting and convention space, a shopping esplanade, two opulent spas, a salon and two public entertainment experiences.

Wynn Palace is a luxury resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, 14 food and beverage outlets, meeting and convention space, an expansive boutique shopping esplanade, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a spa and salon.

Wynn Mayfair is a historic private members’ club in the heart of London’s celebrated Mayfair district, blending the best of gaming and dining in an elegant, convivial environment. Popular games such as Baccarat, Blackjack, and American Roulette are played in sumptuously appointed private salons, while fine dining, imaginative cocktails, and exceptional spirits are enjoyed in the Dining Room and Bar and social spaces that include the club’s open-air rooftop terrace.

Wynn Al Marjan Island will be the first integrated resort in the United Arab Emirates. Set to open in 2027, the resort is located less than 50 miles from Dubai International Airport in the emirate of Ras Al Khaimah. Wynn Resorts is developing the project in partnership with Marjan and RAK Hospitality Holding. It will offer 1,530 rooms and well-appointed suites, as well as 22 restaurants, lounges, and bars, a theater, a nightclub, and a beach club adjacent to the Arabian Gulf. Wynn Al Marjan Island will feature an extensive poolscape with tropical landscaping, a five-star spa, and a salon. The resort will have its own marina with 118 berths to accommodate luxury yachts, a 15,000-square-meter shopping promenade filled with the world’s top luxury boutiques, and a 7,500-square-meter celebrations and events center.

PRESS CONTACT:
Michael Weaver
Chief Communications and Brand Officer
702-770-7501 or 702-770-7000